Exhibit 10.1

                        Execution Version

November 8, 2023

Eilif Serck-Hanssen
[Address]

Dear Eilif:

I am pleased to confirm certain terms of your continuing employment in the position of Chief Executive
Officer for Laureate Education, Inc. (“Laureate” or the “Company”), in accordance with the terms and conditions set forth in this letter agreement. You will continue to report directly to the Board of Directors of the Company (the “Board”).

The Company intends for this to continue to be a highly successful relationship, and believes your continued employment with the Company on the following terms is in our mutual best interest:

Base Salary:    Annual: $850,000 (pro-rated for partial years).

Annual Bonus:    For fiscal 2023 and continuing for each fiscal year thereafter during your period of employment, your target bonus is 130% of Base Salary (the “Target Bonus”). You will be subject to the terms of the Company’s annual bonus plan, as approved annually by the compensation committee of the Board.

Laureate Equity:    In connection with your entry into this letter agreement, you will receive an equity grant with an aggregate grant date value equal to $600,000, comprised of 50% restricted stock units (“RSUs”) and 50% performance share units (“PSUs”). Such grant shall be made on or within three (3) business days following the date of your acceptance of this letter agreement. The RSUs and PSUs will be subject to the same terms and conditions, and will vest on the same schedule, as the RSUs and PSUs granted to you by the Company in February 2023. The number of RSUs/PSUs granted will be determined based on the fair market value of Laureate common stock on the date of grant, consistent with Company practice.

Commencing with the Company’s regular annual equity grant cycle for fiscal 2024 (i.e., commencing with the grant date occurring in or about February 2024), and continuing for each fiscal year thereafter during your period of employment, your target long term incentive equity grant date value will be equal to $2,550,000.

In connection with the equity grants described in this letter agreement, you will be required to sign: (i) a Restricted Stock Units Notice and Agreement, and (ii) a Performance Share Units Notice and Agreement.

Benefits:    You will be eligible for continued participation in standard Company benefits offered to the Company’s senior executives.

052538-0027-18704 ACTIVE.60219962.3

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Vacation:    You will earn four (4) weeks/twenty (20) days paid vacation, accrued on an annual basis. Vacation time will accrue at the rate of 13.33 hours per month.

Severance Provision:    If the Company terminates your employment “without Cause” (as defined in the Company’s Severance Policy for Executives (as it may be amended from time to time, the “Severance Policy”)) or you terminate your employment for “Modified Good Reason” (as defined below), on or prior to April 7, 2025 (the “Special Severance Period”), subject to (i) your execution and non-revocation of a separation and release agreement in a form consistent with the separation and release agreements used for other Company executives (provided that such release shall not release your entitlement to any compensation or benefits owed to you under this letter agreement, D&O insurance coverage, or indemnification as an officer and director) (the “Release”) and (ii) your continued compliance with any restrictive covenants that you may be subject to or bound by with respect to the Company and any of its affiliates or subsidiaries (clauses (i) and (ii) collectively, the “Severance Conditions”), you will receive the following payments and benefits:

A.a payment in an amount equal to two times the sum of your Base Salary and Target Bonus as stated in this letter agreement or as in effect at the date of your termination, whichever is greater, such amount to be paid in substantially equal installments over the eighteen (18) month period following the termination of your employment, and payable in accordance with the Company’s regular payroll practices;

B.a payment in an amount equal to your Target Bonus for the year of termination, multiplied by a fraction, the numerator of which is the number of days that have elapsed in the year of your termination from the start of such year through the date of your termination and the denominator of which is three-hundred sixty- five (365) (the “Pro-Rata Annual Bonus”). The Pro-Rata Annual Bonus will be paid in one lump sum on the first payroll date following the later of the date of the Release or the expiration of any revocation period contained in the Release;

C.all your then-outstanding and non-forfeited equity awards (“Covered Awards”) granted under the Company’s Amended and Restated 2013 Long-Term Incentive Plan or any successor Company equity incentive plan (the “Plans”) will vest in full and settle (with performance targets deemed attained) on or within thirty (30) days after the date of your termination of employment;

D.if you, your spouse and/or your other qualified beneficiaries are enrolled under any welfare plan that is a group health plan as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Title I, Part 6, of ERISA (together with Section 4980B of the Code, “COBRA”), on the date of

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termination of your employment, you, your spouse and/or your qualified beneficiaries may elect to continue such coverage under COBRA and, in connection with such election, the Company shall pay a portion of the COBRA costs each month for eighteen (18) months equal to the amount necessary so that the total of the COBRA costs paid by you is equal to the costs that would have been paid by you for such coverage as an active employee; provided that such contribution by the Company to the cost of your COBRA coverage shall cease prior to the date such benefits and/or COBRA coverage would otherwise end hereunder if and when you (A) obtain employment with another employer during the period in which you are entitled to severance and become eligible for coverage under any substantially similar plan provided by your new employer or (B) fail to pay the required active employee portion of the cost of coverage in the time and manner specified by the Company or its designee (it being understood that your right to COBRA coverage, without Company payment of a portion of the COBRA costs, does not end merely because you become eligible for other health plan coverage); and

E.outplacement services by a firm selected by the Company for a period of up to nine (9) months following your termination of employment.

If the Company terminates your employment “without Cause” or you terminate your employment for “Modified Good Reason” after April 7, 2025, you will be eligible to receive, subject to satisfaction of the Severance Conditions, the severance benefits provided under Section
2.02 of the Severance Policy. Upon any such termination of employment by the Company, your Covered Awards will be forfeited for no consideration and without need of further action.

Finally, you will also receive the Pro-Rata Annual Bonus (i) if the Company terminates your employment for any reason other than Cause, or if you terminate your employment for Modified Good Reason, on or at any time during the twelve (12)-month period following a Change in Control or (ii) if your employment is terminated by reason of death or Disability (as defined in the Severance Policy) at any time.

Notwithstanding any other sentence of this letter agreement, you will only be able to receive the Severance Benefits and the Pro-Rata Annual Bonus once, and in no event shall you be entitled to receive severance payments or benefits under both this letter agreement and the Severance Policy, it being understood by you and the Company that the Severance Benefits provided herein relating to terminations during the Special Severance Period are intended to be provided in lieu of, and not in addition to, the severance payments and benefits provided under the Severance Policy. You agree that the definition of Good Reason (as defined in the Severance Policy) shall no longer apply to you and any right to resign for Good Reason shall apply only in the event you have

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the right to resign for Modified Good Reason. All other terms and conditions of the Severance Policy will continue to apply with full force and effect.

This letter agreement represents an amendment of the Severance Policy as the Severance Policy applies to you and forms a part of the Severance Policy as the Severance Policy applies to you. For the avoidance of doubt, nothing in this letter agreement shall limit your rights under the Severance Policy in the event the Company were to terminate your employment for any reason other than for Cause on or at any time during the twelve (12)-month period following a Change in Control that occurs following completion of the Special Severance Period.

For purposes of this letter agreement, “Modified Good Reason” means the occurrence of any of the following without your consent: (i) reduction to your base salary, annual target bonus opportunity or annual target long term incentive equity grant date value, (ii) an adverse change to your title of Chief Executive Officer, or (iii) a relocation by more than fifty (50) miles in the principal location in which you are required to perform services; provided, that Modified Good Reason shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Modified Good Reason within ninety (90) days of your knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. You must terminate your employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Modified Good Reason.

In addition, and notwithstanding anything in the definition of Modified Good Reason, you will be deemed to have Modified Good Reason during the period commencing January 15, 2025 and ending February 25, 2025, and you may terminate your employment for Modified Good Reason during such period by providing the Company with written notice of termination at least sixty (60) days prior to the date on which such termination is to be effective.

D&O Coverage:    The Company provides full D&O insurance coverage for its executive team and is obligated under its charter and bylaws to indemnify, to the fullest extent permitted under law, any of its directors and officers who, by reason of such position, was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative.

Outside Board Memberships: As you know, our policy regarding external Board memberships is that these require the approval of the Board. The Board will judge the extent to which such memberships may affect the performance of your primary duties to the Company.

Non-Compete & Non-Solicit: By executing this letter agreement, you agree and acknowledge that you are subject to certain non-compete and non-solicit covenants, which remain in full force and effect.

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Section 409A    (i) Notwithstanding anything contained in this letter agreement to the contrary, if on the date of termination of your employment you are a “specified employee,” within the meaning of Section 409A and the Company’s policy for determining specified employees, then to the extent required in order to comply with Section 409A, all payments, benefits, or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of
Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following the date of such termination of employment shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within thirty (30) days after the first business day following the six (6)-month anniversary of such termination of employment, if and to the extent required Section 409A, or, if earlier, within fifteen (15) days after the appointment of your personal representative or the executor of your estate following your death.

(ii)The benefits described in paragraphs D and E under Severance Provisions above in this letter agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A- 1(b)(9)(v) of the regulations promulgated under the Code from time to time (the “Treasury Regulations”). To the extent that any of those benefits either do not qualify for that exception or are provided beyond the applicable COBRA time periods set forth in Section 1.409A- 1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (A) any reimbursement of eligible expenses shall be paid within sixty (60) calendar days following your written request for reimbursement; provided that you provide written notice no later than seventy-five (75) calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement within the time period required by Section 409A; (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (D) each payment shall be treated as a separate payment.

(iii)For purposes of this letter agreement, the phrase “termination of employment” or words or phrases of similar import shall mean a “separation from service” with the Company and its Affiliates and Subsidiaries within the meaning of Section 409A. In this regard, you and the Company shall take all steps necessary (including with regard to any post-termination services by you to ensure that (A) any termination of employment under this letter agreement constitutes a “separation from service” within the meaning of Section 409A, and (B) the date on which

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such separation from service takes place shall be the date of the termination of employment for purposes of this letter agreement.

(iv)It is intended that the payments and benefits provided under this letter agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A. Any installment payment made under this letter agreement shall be designated as a “separate payment” within the meaning of Section 409A. This letter agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax on you under Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A, the tax treatment of the benefits provided under this letter agreement is not warranted or guaranteed. Neither the Company, its Affiliates, nor their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by you as a result of the failure of this letter agreement to be exempt from or comply with Section 409A.

This letter agreement contains all of the understandings and representations between the Company and you relating to the subject matter herein and supersedes all prior and contemporaneous understandings and representations, both written and oral, with respect thereto including (i) your offer letter dated July 1, 2008 (as amended December 9, 2010), (ii) the letter dated March 20, 2020 from the Company’s Chief Human Resources Officer to you re: “Corporate Retention Program” (as amended by a letter dated March 29, 2022 from the Company’s President and Chief Executive Officer to you re: “Amendment to 2020 Corporate Retention Letter Agreement), and (iii) the letter dated October 7, 2022 (countersigned by you on October 9, 2022) from the Company’s Chief Legal Officer and Chief Ethics & Compliance Officer to you re: “Severance Arrangements”; provided, however, that except as expressly set forth in this letter agreement, the Plans, all award agreements made thereunder and the Severance Policy will continue to apply with full force and effect.

This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.

The execution of this letter agreement will not be construed as entitling you to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate your service at any time for any reason. Any amounts payable under this letter agreement shall be less all withholdings and authorized deductions.

This letter agreement may not be amended or modified unless in writing signed by both the Company and you. This letter agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflicts-of-law principles. This letter agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.

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We are proud of the significant contributions that you have made to this point in the growth of Laureate. We look forward to having you continue on as Chief Executive Officer in accordance with the terms and conditions of this letter agreement.

Please indicate your acceptance of this letter agreement by signing in the space provided below and returning it to my attention, retaining a copy for your files.

Sincerely,

/s/ Adam M. Smith
Adam M. Smith
Senior Vice President, People and Culture

Accepted: /s/ Eilif Serck-Hanssen    Date:    November 8, 2023
Eilif Serck-Hanssen